Exhibit 99.1
For immediate release
Announcement Regarding Possible Offer
THIS IS AN ANNOUNCEMENT FALLING UNDER RULE 2.4 OF IRISH TAKEOVER PANEL ACT, 1997, TAKEOVER RULES, 2013 (THE "TAKEOVER RULES").
Dublin, Ireland — (April 8, 2015) — Perrigo Company plc (“Perrigo” or the “Company”) (NYSE: PRGO; TASE) notes the announcement made by Mylan NV (“Mylan”) (NASDAQ: MYL). Perrigo confirms that it has received an unsolicited, indicative proposal from Mylan regarding a possible offer for the Company (the “Proposal”).
The Board of Perrigo will meet to discuss the Proposal and a further announcement will be made when appropriate.
There can be no certainty that any offer will be made.
About Perrigo
Perrigo Company plc, a top five global over-the-counter (OTC) consumer goods and pharmaceutical company, offers consumers and customers high quality products at affordable prices. From its beginnings in 1887 as a packager of generic home remedies, Perrigo, headquartered in Ireland, has grown to become the world's largest manufacturer of OTC products and supplier of infant formulas for the store brand market. The Company is also a leading provider of generic extended topical prescription products and receives royalties from Multiple Sclerosis drug Tysabri®. Perrigo provides "Quality Affordable Healthcare Products®" across a wide variety of product categories and geographies primarily in North America, Europe, and Australia, as well as other key markets including Israel and China.
A copy of this announcement will be available on Perrigo’s website at www.perrigo.com.
The Directors of Perrigo accept responsibility for the information contained in this announcement. To the best of their knowledge and belief (having taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.
A person interested in 1% or more of any class of relevant securities of Perrigo may have disclosure obligations under Rule 8.3 of the Irish Takeover Rules, effective from the date of this announcement.

A disclosure table, giving details of the companies in whose "relevant securities" "dealings" should be disclosed can be found on the Irish Takeover Panel's website at www.irishtakeoverpanel.ie. "Interests in securities" arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an "interest" by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities. Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel's website.
If you are in any doubt as to whether or not you are required to disclose a "dealing" under Rule 8, please consult the Irish Takeover Panel's website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020; fax number +353 1 678 9289.
Contacts

Arthur J. Shannon, Vice President, Investor Relations and Global Communications, (269) 686-1709, ajshannon@perrigo.com

Bradley Joseph, Director, Investor Relations and Global Communications, (269) 686-3373, bradley.joseph@perrigo.com